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                                                                  EXHIBIT (g)(2)

                                    AMENDMENT
                                     TO THE
                          CUSTODIAN SERVICES AGREEMENT

      This AMENDMENT (this "AMENDMENT") amends as of the 31st day of March, 2005 (the "EFFECTIVE DATE"), the Custodian Services Agreement, dated as of May 5, 2003 between ABN AMRO Funds (the "FUND") and PFPC Trust Company ("PFPC TRUST") (the "AGREEMENT").

      For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PFPC Trust hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. Section 16 is hereby modified by deleting the first sentence and inserting in its place the following:

      "(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall remain in effect through March 31, 2006 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of two
      (2) years (the "Renewal Term") unless the Fund or PFPC Trust provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

2. Section 16 is further amended by adding the following new sub-section (b):

      "(b) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party."

3. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ABNAMRO FUNDS                            PFPC INC.

By: /s/ Gerald Dillenburg                By:  /s/ Edward A. Smith III
    -------------------------------           ----------------------------------

Name: Gerald Dillenburg                  Name: Edward A. Smith III

Title: COO                               Title:   Vice President